Exhibit 3.88

The State of Texas

SECRETARY OF STATE

CERTIFICATE OF INCORPORATION
OF

ENSCO, INC.

CHARTER NO. 1061620

The undersigned, as Secretary of State of the State of Texas, hereby certifies that Articles of Incorporation for the above corporation duly signed and verified pursuant to the provisions of the Texas Business Corporation Act, have been received in this Office and are found to conform to law.

ACCORDINGLY the undersigned, as such Secretary of State, and by virtue of the authority vested in the Secretary by law, hereby issues this Certificate of Incorporation and attaches hereto a copy of the Articles of Incorporation.

Dated Sept. 14 19 87

Secretary of State

THE STATE OF TEXAS

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